Exhibit 99.1

                                [GRAPHIC OMITTED]


FOR IMMEDIATE RELEASE:  For More Information, Contact:
                        Douglas Hopkins, Chief Executive Officer (973)684-2900 Kevin McGrath, Investor Relations (212) 245-8800
                        Jim Drewitz, Public Relations (972) 355-6070


          SUPREMA SPECIALTIES, INC. FILES VOLUNTARY CHAPTER 11 PETITION

      -  Hires Nightingale & Associates LLC to assist in the Reorganization

      - Mark Cocchiola relinquishes Officer Position-to Remain as Chairman of the Board and Consultant

      -  Independent Auditor's Resign

      -  Common Stock to be Delisted from Nasdaq

Paterson, NJ, February 24, 2002 - Suprema Specialties, Inc. (Nasdaq NMS: CHEZ) announced that it, along with its three operating subsidiaries, has filed a voluntary petition with the U.S. Bankruptcy Court in the Southern District of New York for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Suprema has hired the firm of Nightingale & Associates LLC to assist Suprema with its reorganization. Douglas Hopkins of Nightingale has been appointed as Suprema's Chief Executive Officer and Chief Restructuring Officer. Mark Cocchiola, Suprema's former Chief Executive Officer and President, will remain as Chairman of the Board and a full-time consultant to Suprema. Suprema is in discussions with its senior secured bank lenders in an effort to assure ongoing funding for its operations during the reorganization proceedings. Suprema also announced that its independent auditors have resigned and that it has been advised by The Nasdaq Stock Market, Inc. that its common stock will be delisted from Nasdaq at the opening of business on March 1, 2002.

About Suprema Specialties, Inc.

Suprema Specialties, Inc. manufactures, shreds, grates and markets gourmet all natural Italian variety cheeses under the Suprema Di Avellino(R) brand name as well as under private label. Suprema's product lines consist primarily of domestic mozzarella, ricotta and provolone cheeses, grated and shredded parmesan, romano cheeses, and imported parmesan and pecorino romano cheeses, including "lite" versions of certain of these products containing less fat, and fewer calories. The Company operates facilities in New Jersey, New York, California and Idaho. The Company supplies cheeses to foodservice, retail, and food manufacturing companies.

     For Further Information About Suprema Specialties, Inc., Please visit:
                               www.supremachez.com

The  information  provided  in  this  Press  Release  contains   forward-looking
statements that involve risks and uncertainties more fully set forth in the Company's filing with the Securities and Exchange Commission. Such risks include, among others, the impact of the Chapter 11 filing on Suprema's business, including the potential loss of customers, employees and suppliers, the inability of Suprema to obtain additional financing in sufficient amounts and on acceptable terms, or at all, and the inability of Suprema to use cash collected in its business. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement, was made. Statements made in this Press Release that are not historical facts are forward looking statements that are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995.

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